Exhibit 99.1

Rex Energy Corporation Announces Marcellus Shale Joint Venture, Updated

Guidance and Borrowing Base Increase

STATE COLLEGE, Pa., Aug 31, 2010 (GLOBE NEWSWIRE) – Rex Energy Corporation (“Rex Energy”) announced today that it has entered into a joint venture agreement with Summit Discovery Resources II, LLC, a wholly owned subsidiary of Sumitomo Corporation (“Sumitomo”), one of the largest trading and investment firms in Japan. Pursuant to the agreement, Rex Energy will sell and transfer interests in its Marcellus Shale assets located in the Commonwealth of Pennsylvania, including 12,900 net acres, certain producing Marcellus Shale wells and associated mid-stream assets, in a transaction valued at approximately $140.4 million. Under the transaction, Sumitomo will pay approximately $88.4 million in cash upon closing and an additional $52.0 million in the form of a drilling carry. Rex Energy will continue to serve as the operator of its Butler County, Pennsylvania project area.

Pursuant to the agreement, in addition to funding its own share of drilling obligations, Sumitomo has agreed to fund 80% of Rex Energy’s remaining share of drilling and completion costs until the $52.0 million drilling carry is fully utilized. The closing of the joint venture transaction is subject to certain conditions, including obtaining any required consents to transfer the interests to Sumitomo. The transaction is expected to close in September 2010.

Benjamin W. Hulburt, Rex Energy President and CEO, commented, “We are extremely pleased to announce this joint venture and look forward to our partnership with Sumitomo. Upon closing this deal, we will once again be debt free with substantial cash on hand. We believe that this will enable us to continue to aggressively develop our assets, while maintaining one of the cleanest balance sheets in the industry. With approximately 91% of our capital being invested in oil and liquids rich gas assets, combined with our debt free balance sheet, we strongly believe we are very well positioned to prosper in the current commodity price environment.”

Butler County, Pennsylvania

In Butler County, Pennsylvania, Rex Energy will sell a 15% non-operated interest in 42,200 gross (41,100 net) acres to Sumitomo for approximately $61.6 million, or $10,000 per net acre. One-half of the purchase price will be paid in cash at the time of closing, with the remaining fifty percent of the purchase price to be paid in the form of a drilling carry of 80% of Rex Energy’s drilling and completion costs in the area. In connection with the transaction, the parties agreed to form an area of mutual interest (an “AMI”) in Butler County. After the sale is completed, Rex Energy will own approximately 34,900 net acres within the Butler County AMI.

Rex Energy will act as the leasing agent in the Butler County AMI. Pursuant to the agreement, Sumitomo has agreed to pay all of the costs to lease approximately 9,000 net acres in the Butler County AMI (the “Phase I Leasing”), and will pay Rex Energy a leasing management fee of $1,000 per net acre during the Phase I Leasing. Upon the conclusion of the Phase I Leasing, Rex Energy and Sumitomo will cross assign interests in the leases to provide a uniformity of interest in each lease in the Butler County AMI. Assuming the full 9,000 net acres are leased, the final ownership percentages in the Butler County AMI would be approximately 70% Rex Energy and 30% Sumitomo, and Rex Energy’s net acreage would remain at approximately 34,900 net acres in the AMI.

Rex Energy has also agreed to sell 30% of its interests in twenty Marcellus Shale wells within the Butler County area, including eleven wells in progress, for approximately $19.1 million. In addition, Rex Energy will sell 30% of its interest in Keystone Midstream Services, LLC, a mid-stream joint venture with Stonehenge Energy Resources, L.P., and its existing refrigeration plant for approximately $3.9 million.

Williams Joint Venture Areas

In Rex Energy’s Marcellus Shale joint venture project areas operated by Williams Production Appalachia, LLC (“Williams”), Rex Energy will sell 20% of its interests in approximately 44,200 gross (22,100 net) acres for $35.9 million, or $8,115 per net acre. One-half of the purchase price will be paid in cash at the time of closing, with the remaining fifty percent of the purchase price being paid in the form of a drilling carry of 80% of Rex Energy’s drilling and completion costs in the areas. After the sale, Rex Energy will own approximately 6,700 net acres within the Westmoreland County AMI, and 11,000 net acres within the Central Pennsylvania AMI.

Additionally, Rex Energy will sell 20% of its interests in nineteen Marcellus Shale wells located in the Williams joint venture areas, including five wells in progress, for $5.7 million, and 20% of its interests in the Williams joint venture midstream assets for approximately $822,000.

Additional Marcellus Areas

Under the agreement, Rex Energy will sell 50% of its interests in approximately 4,600 net acres in Fayette and Centre Counties for $18.5 million, or $8,115 per net acre. One-half of the purchase price will be paid in cash at the time of closing, with the remaining fifty percent to be paid in the form of a drilling carry of 80% of Rex Energy’s drilling and completion costs. Pursuant to the agreement, the drilling carry for these areas may be applied, at Rex Energy’s discretion, to drilling and completion costs attributable to either the Butler County or Williams joint venture areas. After the sale, Rex Energy will own approximately 2,300 net acres in these areas.

Related to the sale, Rex Energy also provided updated production, financial and capital expenditure guidance, a mid-year proven reserve update and announced a new borrowing base under its senior credit facility.

Revised Guidance and Capital Budget

Rex Energy’s following forecasts and estimates are forward-looking statements subject to the risks and uncertainties identified in the “Forward-Looking Statements Disclosure” at the end of this release.

The company provided an update to its third quarter and year-end 2010 guidance to reflect this transaction and recent activities. The revised guidance is as follows:

	Third Quarter 2010		Full Year 2010
	Revised	Original	Revised	Original
Average Daily Production (MMcfe)	19.0 – 21.0	20.0 – 22.0	20.0 – 23.0	25.0 – 29.0
Leasing Operating Expense	$6.4 million	$6.5 million	$25.6 million	$26.0 million
Cash G&A Expense	$4.4 million	$4.4 million	$16.7 million	$16.7 million
Capital Expenditures (1)	$42.2 million	N/A	$130.7 million	$169.9 million

(1)	Capital expenditures include $18.7 million for acquisition of 18,700 net acres in the DJ Basin from an undisclosed private company.

Borrowing Base Increase and Midyear Reserve Update

Rex Energy announced today that its bank group unanimously agreed to increase the company’s borrowing base under its senior credit facility from $100.0 million to $125.0 million as part of a regularly scheduled borrowing base review and redetermination after taking into account the joint venture transactions with Sumitomo. The lenders also agreed to extend the maturity date under the senior credit facility from September 2012 to September 2013. In addition, Bank of Montreal, Union Bank, N.A., and Wells Fargo Bank, N.A., joined KeyBank National Association, Royal Bank of Canada, Capital One, N.A., and Manufacturers and Traders Trust Company as lenders under the senior credit facility. KeyBank National Association serves as Administrative Agent of the senior credit facility and Royal Bank of Canada serves as the Syndication Agent.

As of August 31, 2010, the company had $65.0 million of debt under the senior credit facility, with an estimated $9.4 million in cash on hand. At closing, the company expects to repay all of its borrowings under the senior credit facility and have an estimated cash balance of $21.2 million.

Rex Energy also provided a June 30, 2010 proved reserve update taking into account the joint venture transactions. Based on an average price of $4.10 per Mcf for natural gas and $72.25 per barrel for crude oil, the company estimated that its SEC case proved reserves after the sale grew approximately 41% over its December 31, 2009 estimation to approximately 177.0 Bcfe and its SEC case PV-10 value grew approximately 87% to $357.2 million.

Conference Call Information

A conference call to review the details of the Sumitomo joint venture is scheduled for Wednesday, September 1, 2010 at 8:30 a.m. Eastern time. A webcast of the conference call will be broadcast live and available for replay on the company’s website at www.rexenergy.com in the Events and Presentations section under the Investor Relations tab.

Furthermore, Rex Energy will be incorporating slides with the conference call, which will be available on the company’s website under the Investor Relations tab starting Wednesday, September 1, 2010 at 8:00 a.m. Eastern time.

About Rex Energy Corporation

Rex Energy is an independent oil and gas company operating in the Illinois, Appalachian and Denver-Julesburg Basins in the United States. The company has pursued a balanced growth strategy of exploiting its sizable inventory of lower risk developmental drilling locations, pursuing its higher potential exploration drilling prospects and actively seeking to acquire complementary oil and natural gas properties.

Forward-Looking Statements

Except for historical information, statements made in this release about the proposed offering are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, uncertainties regarding economic conditions in the United States and globally; domestic and global demand for oil and natural gas; volatility in the prices the company receives for oil and natural gas; the effects of government regulation, permitting and other legal requirements; the quality of the company’s properties with regard to, among other things, the existence of reserves in economic quantities; uncertainties about the estimates of the company’s oil and natural gas reserves; the company’s ability to increase production and oil and natural gas income through exploration and development; the company’s ability to successfully apply horizontal drilling techniques and tertiary recovery methods; the number of well locations to be drilled, the cost to drill and the time frame within which they will be drilled; drilling and operating risks; the availability of equipment, such as drilling rigs and transportation pipelines; changes in the company’s drilling plans and related budgets; the adequacy of capital resources and liquidity including, but not limited to, access to additional borrowing capacity; and uncertainties associated with the company’s legal proceedings and their outcome. The company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on the company’s risks and uncertainties is available in the company’s filings with the Securities and Exchange Commission.

The company’s internal estimates of reserves may be subject to revision and may be different from estimates by the company’s external reservoir engineers at year end. Although the company believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

For more information, contact:

Julia Williams, Manager, Investor Relations

(814) 278-7130

jwilliams@rexenergycorp.com